Prospectus Supplement filed pursuant to Rule 424(b)(3)

in connection with Registration Statement No. 333-216030

Citius Pharmaceuticals, Inc.

Prospectus Supplement No. 3 dated June 13, 2017

(to Prospectus dated April 11, 2017)

762,947 shares of common stock

This Prospectus Supplement No. 3 updates, amends, and supplements the information previously included in our prospectus dated April 11, 2017, as amended by Prospectus Supplement No. 1 dated June 2, 2017 and Prospectus Supplement No. 2 dated June 12, 2017, which we refer to as our prospectus, relating to the sale or other disposition from time to time of up to 762,947 shares of our common stock, $0.001 par value per share, of Citius Pharmaceuticals, Inc. (the “Company”), held by selling stockholders named in the prospectus. All share and per share amounts presented herein are reflective of the 15-for-1 stock split effected in June 2017.

Release Agreements

On June 7, 2017, the Company and Garden State Securities, Inc. (“GSS”) entered into a Release Agreement (the “GSS Release”). The Company retained GSS as an exclusive placement agent in connection with a private placement completed in February 2017 (the “Private Offering”). Pursuant to the GSS Release, GSS (i) consented to any future financings of the Company, thereby waiving certain covenants included in the Unit Purchase Agreements (the “Unit Purchase Agreements”) entered into in connection with the Private Offering that restricted the Company from selling debt or equity securities, at fixed or variable prices or any combination thereof, at a price below $6.00 per share (the “Price Limit”), the price of the units sold in the Private Offering as adjusted for the reverse stock split effected on June 9, 2017 (the “Restrictions”); and (ii) upon the closing of a public financing that lists the Company on a national stock exchange (the “Uplisting Financing”), released the Company from its obligation to pay GSS a cash fee of ten percent (10%) of the amount raised in any future financing from any investors contacted by GSS during the Private Offering. As consideration to GSS for entering into the GSS Release, the Company issued 100,000 shares of restricted common stock to GSS (the “Equity”).

On June 8, 2017, the Company and the investors in the Private Offering entered into Release Agreements (the “Investor Releases”) pursuant to which each investor agreed to release the Company from the Restrictions set forth in the Unit Purchase Agreements. In exchange, the Company agreed that (i) in the event that an Uplisting Financing is conducted at a price per share or price per unit lower than the Price Limit (the “Lower Recent Price”), then the Company will issue additional shares to each investor sufficient to effectively reprice the sale of units to the Lower Recent Price; (ii) in the event that the Uplisting Financing is conducted at a price per share or price per unit of less than the exercise price of the warrants issued in the Private Offering ($8.25 per share as adjusted for the reverse stock split effected on June 9, 2017), then the exercise price shall be reduced to the Lower Recent Price; and (iii) the Company will give each investor no less than 6 hours of notice before the closing of any subsequent financing, through and including the Uplisting Financing, and each investor shall have a 6-hour option to purchase up to 20% of the securities sold in such offering;

The forgoing description is a summary only, does not purport to set forth the complete terms of the GSS Release or Investor Releases, and is qualified in its entirety by reference to the GSS Release and Form of Investor Release filed as Exhibits 10.1 and 10.2 to the Current Report on Form 8-K dated June 7, 2017.

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This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Prospectus Supplement No. 3 is June 13, 2017.